UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2012 (November 14, 2012)

Town Sports International Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-52013	20-0640002
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5 Penn Plaza (4th Floor), New York, New York		10001
(Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 246-6700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 16, 2012, Town Sports International Holdings, Inc. (the “Company”) announced that on November 14, 2012 it entered into a Second Amendment to the its senior secured credit facility (the “Amendment”). Under the Amendment, Town Sports International, LLC (the “Borrower”) borrowed an additional $60 million. The new borrowings will be used, together with cash on hand, to pay a special one-time cash dividend to the Company’s stockholders (including an equivalent cash bonus payment to certain option holders) as described below.

In addition, the Amendment provides for a waiver of any prepayment required to be paid using the Company’s excess cash flow for the period ending December 31, 2012, amends the restricted payments covenant to permit the payment of the dividend and cash bonus payments and permits adjustments to the Company’s calculation of consolidated EBITDA with respect to the cash bonus payment and with respect to fees and expenses associated with certain permitted transactions. The description of the Amendment set forth above is not complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 10.1, which is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 8.01 is incorporated by reference into this Item 5.02.

Item 7.01.	Regulation FD Disclosure.

On November 16, 2012, the Company issued a press release announcing the declaration of the Dividend (as defined below). A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, is being furnished herewith and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 8.01.	Other Events.

On November 16, 2012, the Board of Directors of the Company declared a one-time special cash dividend of $3.00 per share (the “Dividend”) for an aggregate dividend of approximately $71.4 million, based on shares outstanding as of November 14, 2012. The Dividend is payable on December 11, 2012 to shareholders of record at the close of business on November 30, 2012. The Company also announced the payment of an equivalent cash bonus to optionholders, including our named executive officers, holding in-the-money, vested options in an aggregate amount of up to approximately $2.5 million. The Dividend will be funded by a distribution from the Borrower of the funds borrowed pursuant to the Amendment referenced in Item 1.01 and cash on hand at the Borrower

In connection with the payment of the Dividend and in accordance with the Company’s 2004 Common Stock Option Plan and its Amended and Restated 2006 Stock Incentive Plan (the “Plans”), certain equitable adjustments will be made to maintain the intrinsic value of those options issued under the Plans for which no cash bonus payment will be made, which include options held by our named executive officers.

Item 9.01.	Financial Statements and Exhibits.

10.1 Second Amendment, dated as of November 14, 2012, to the Credit Agreement, dated as of May 11, 2011, among Town Sports International, LLC, Town Sports International Holdings, Inc., the lenders party thereto, Deutsche Bank Trust Company Americas, as Administrative Agent, and Keybanc National Association, as Documentation Agent.

99.1 Press Release, dated November 16, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOWN SPORTS INTERNATIONAL HOLDINGS, INC.
(Registrant)

Date: November 16, 2012	By:	/s/ Daniel S. Gallagher
Daniel Gallagher
Chief Financial Officer